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                                                                     Exhibit F-1

September 17, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549


                                  Re:  Conectiv
                                       SEC File No. 70-9499
                                       --------------------


Dear Sir or Madam:

         As General Counsel for Conectiv, a Delaware corporation ("Conectiv"), I have acted as counsel to Conectiv in connection with the Declaration on Form U-1 as amended by Amendment No. 1 thereto (File No. 70-9499) (hereinafter the "Declaration") filed under Section 12(c) of the Public Utility Holding Company Act of 1935 as amended and Rule 46 promulgated thereunder with the Securities and Exchange Commission ("Commission") jointly by Conectiv, Delmarva Power & Light Company ("Delmarva"), a Delaware and Virginia corporation and combination gas and electric utility company, and Atlantic City Electric Company ("ACE"), a New Jersey corporation and an electric utility company (collectively the "Declarants").

         By the Declaration, as amended, Conectiv requests authorization for the payment of specified dividends out of capital or unearned surplus (hereinafter the "Proposed Dividend Payments"). The Commission is requested to reserve jurisdiction over the payment of future dividends out of capital or unearned surplus by ACE, Delmarva or Conectiv.

         I am a member of the bar of the State of Delaware, the state in which Conectiv is incorporated.

         In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Declaration.

         The opinions expressed below with respect to the Proposed Dividend Payments are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         (a) the Commission shall have duly entered an appropriate order or orders permitting the Declaration to become effective under the Act and the rules and regulations



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                  thereunder, and the Proposed Dividend Payments are consummated in accordance with the Declaration.

         (b) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below

         (c) Appropriate corporate action will have been taken by Conectiv to authorize the payment of the Proposed Dividend Payments.

         Based on the foregoing and subject the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the Proposed Dividend Payments are consummated in accordance with the Declaration:

         1. All state laws applicable to the Proposed Dividend Payments will have been complied with

         2. The payment of the Proposed Dividend Payment will not violate the legal rights of the holders of any securities issued by any Declarant or any associate company thereof

         I hereby consent to the use of this opinion in connection with the Declaration .


                                                Very truly yours,

                                                Peter F. Clark




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